Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES, INC. APPOINTS TRAVIS SMITH PRESIDENT, CHIEF OPERATING OFFICER

HUDSON, OH – January 19, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) the leading fabric and craft specialty retailer in America, today announced the promotion of Travis Smith to president and chief operating officer for Jo-Ann Stores, Inc, effective January 31, 2010.

Smith will retain his current responsibilities for overseeing the areas of marketing, merchandising, sourcing, inventory management, supply chain and store operations. In addition, he will assume responsibility for information technology.

“The promotion of Travis acknowledges the outstanding business results our company has achieved under his inspired leadership,” said Darrell Webb, who will remain chief executive officer and chairman of the board of directors for Jo-Ann.

Smith has served as chief operating officer of Jo-Ann Stores Inc. since February 1, 2009. He joined Jo-Ann as executive vice president of merchandising and marketing in July, 2006. Prior to joining Jo-Ann, Smith was senior vice president of general merchandise for Fred Meyer, the 128 store super center division at The Kroger Company. He holds a Bachelor’s Degree in Business Marketing and Communications from the University of Notre Dame.

About Jo-Ann Stores, Inc.

Jo-Ann Fabric and Craft Stores (NYSE: JAS) the nation’s largest fabric and craft retailer with locations in 48 states, was founded in 1943 as a single retail store. Today, more than 750 Jo-Ann stores across the country provide consumers with creative inspiration. For additional information, visit www.Joann.com.